Exhibit 99.1

DISH Network Reports Year-End 2014 Financial Results

ENGLEWOOD, Colo., Feb. 23, 2015 — DISH Network Corporation (NASDAQ: DISH) reported 2014 total revenue of $14.6 billion compared to $13.9 billion in 2013, an increase of 5.3 percent. Net income attributable to DISH Network in 2014 increased 17.0 percent to $945 million from $807 million in 2013. Diluted earnings per share were $2.04 in 2014, compared with $1.76 in 2013.

For the full year, DISH activated approximately 2.601 million gross new Pay-TV subscribers compared to approximately 2.666 million in 2013. DISH ended 2014 with approximately 13.978 million Pay-TV subscribers compared with approximately 14.057 million at the end of 2013.

Pay-TV average monthly revenue per subscriber was $83.77 during 2014 versus $80.37 in 2013. Pay-TV average monthly subscriber churn for 2014 increased slightly to 1.59 percent from 1.58 percent in 2013.

DISH added approximately 141,000 net broadband subscribers in 2014, bringing its total broadband subscriber base to approximately 577,000 compared to approximately 436,000 at the close of 2013.

Detailed financial data and other information are available in DISH Network’s Form 10-K for the year ended Dec. 31, 2014, filed today with the Securities and Exchange Commission.

DISH Network will host its fourth quarter and full-year 2014 financial results conference call today at noon Eastern time. The dial-in numbers are (800) 616-6729 (U.S. toll-free) or (763) 488-9145, conference ID number 85142160.

About DISH

DISH Network Corp. (NASDAQ: DISH), through its subsidiaries, provides approximately 13.978 million pay-TV subscribers, as of Dec. 31, 2014, with the highest-quality programming and technology with the most choices at the best value. Subscribers enjoy a high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 250 company. Visit www.dish.com.

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